UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(D) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 11, 2020

Lord Global Corporation

(Exact name of Company as specified in its charter)

Nevada	001-36877	45-3942184
(State or other jurisdiction of Incorporation)	(Commission File Number	(IRS Employer identification Number

Lord Global Corporation

318 N Carson St. Suite 208

Carson City, NV 89701

(Address of principal executive offices)

Registrant’s Telephone Number, including area code: (816) 304-2686

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
N/A	N/A	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

ITEM 8.01 OTHER EVENTS.

On September 11, 2020, the Company issued a press release announcing that pursuant to the agreement between 27Health Inc., the Company’s wholly owned subsidiary, and KeyOptions (https://www.keyoptions.com/), it will share in the revenues generated by the exclusive license granted to KeyOptions to market Virolens®, a 20-second COVID-19 testing product, outside of North America and Europe, in the following territories: Latin and South America, Southeast Asia, Australia, New Zealand and other Oceania countries.

27Health Inc. entered into an administrative and financing agreement with KeyOptions, the terms of which call for 27Health Inc. to receive a significant amount of KeyOption’s revenues from Virolens and a portion of the amount of the operating margin, which is significant, in consideration for the Company issuing to KeyOptions shares of a newly authorized series of a convertible preferred stock which grants KeyOptions the right to convert the new preferred stock into 1.5 million shares of common stock after six months, with an additional 1.5 million shares that would vest after one year, based upon certain milestones. The right to convert the new series of preferred stock is expressly subject to beneficial ownership limitations which provides that at no time may KeyOptions exercise its conversion rights if, as a result of such conversion, KeyOptions would own in excess of 4.99% of the Company’s common stock.

A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.

ITEM 9.01—FINANCIAL STATEMENTS AND EXHIBITS

The following is filed as an exhibit to this report:

Exhibit Number	Title of Document
99.1	Press Release issued by the Company dated September 11, 2020, filed herewith.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 11, 2020
LORD GLOBAL CORPORATION

	By:	/s/ Joseph Frontiere
	Name:	Joseph Frontiere
	Title:	Chief Executive Officer